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                                                                    EXHIBIT 99.4

                                 GIFT INSTRUMENT
                               CHARITABLE GIFT TO
                  NAUGATUCK VALLEY SAVINGS AND LOAN FOUNDATION

      Naugatuck Valley Financial Corporation ("Naugatuck Valley Financial"), desires to make a gift of its common stock to Naugatuck Valley Savings and Loan Foundation (the "Foundation"), a nonprofit corporation organized under the laws of the State of Delaware. The purpose of the donation is to establish a bond between Naugatuck Valley Financial and the community in which it and its affiliates operate to enable the community to share in the potential growth and success of Naugatuck Valley Financial and its affiliates over the long term. To that end, Naugatuck Valley Financial now gives, transfers, and delivers to the Foundation _________ shares of its common stock subject to the following conditions:

      1. The Foundation shall use the donation solely for charitable purposes, including community development, in the communities in which Naugatuck Valley Financial and its affiliates operate in accordance with the provisions of the Foundation's Certificate of Incorporation; and

      2. Consistent with Naugatuck Valley Financial's intent to form a long-term bond between Naugatuck Valley Financial and the community, the amount of common stock that may be sold by the Foundation in any one year shall not exceed 5% of the market value of the assets held by the Foundation, except that this restriction shall not prohibit the board of directors of the Foundation from selling a greater amount of common stock in any one year if the board of directors of the Foundation determines that the failure to sell a greater amount of the common stock held by the Foundation would: (a) result in a long-term reduction of the value of the Foundation's assets relative to their then current value that would jeopardize the Foundation's capacity to carry out its charitable purposes; or (b) otherwise jeopardize the Foundation's tax-exempt status.

      3. The common stock contributed to the Foundation by Naugatuck Valley Financial shall, for so long as such shares are held by the Foundation, be voted in the same ratio as all other shares of common stock of Naugatuck Valley Financial which are voted on each and every proposal considered by the stockholders of Naugatuck Valley Financial.

      4.    For a period of five years from the date of the organization of the
Foundation: (i) one board seat shall be reserved for an individual who has experience with local community charitable organizations and grant making in Naugatuck, Connecticut or its neighboring communities who is not an officer and/or director of Naugatuck Valley Financial or Naugatuck Valley Savings and Loan ("Naugatuck Valley Savings") and who is not an associate of any officer or director of Naugatuck Valley Financial or its affiliates or subsidiaries ("Community Member") and (ii) one board seat shall be reserved for an individual who is also a member of the board of directors of Naugatuck Valley Savings or a member of the board of directors of an acquiror or resulting institution in the event of a merger or acquisition of Naugatuck Valley Savings.

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      5.    The Foundation shall comply with the following regulatory
requirements imposed by the Office of Thrift Supervision ("OTS"):

      (a)   the OTS may examine the Foundation at the Foundation's expense;

      (b) the Foundation must comply with all supervisory directives that the OTS imposes;

      (c) the Foundation must submit a copy of its Form 990-PF to the OTS on an annual basis;

      (d) the Foundation must operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; and

      (e) the Foundation may not engage in self-dealing, and must comply with all laws necessary to maintain its tax exempt status under the Internal Revenue Code.

Dated:
      ----------------, 2004                  NAUGATUCK VALLEY FINANCIAL
                                              CORPORATION

                                              By:
                                                 ---------------------------

Agreed and Accepted

Naugatuck Valley Savings and Loan Foundation

By:
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